UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 12, 2007
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-18443 (Commission File Number)	52-1574808 (IRS Employer Identification Number)
8125 North Hayden Road
Scottsdale, Arizona 85258-2463
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On July 11, 2007, at 5:00 p.m., New York City time, the right of the holders of the Company’s 2.5% Contingent Convertible Senior Notes due 2032 (the “Securities”) to surrender the Securities for purchase (the “Option”) by Medicis Pharmaceutical Corporation (the “Company”) expired pursuant to the terms and conditions of the Indenture, dated as of June 4, 2002, between the Company, as issuer, and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), and as set forth in the Company Notice to Holders of Contingent Convertible Senior Notes due 2032, dated June 13, 2007 and related notice materials.
     The Company has been advised by Deutsche Bank Trust Company Americas, as paying agent (the “Paying Agent”), that, pursuant to the terms of the Option, Securities with an aggregate principal amount at maturity of $5,000 were validly surrendered and not withdrawn prior to the expiration of the Option. The Company has accepted these Securities for purchase and, before 11:00 a.m. New York City time on July 13, 2007, will forward cash in payment of the purchase price to the Paying Agent for distribution to holders exercising their option. After this purchase pursuant to the Option, approximately $169.2 million principal amount at maturity of the Securities remains outstanding.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2007	By:	/s/ Mark A. Prygocki, Sr.
Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial Officer and Treasurer